EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Basingstoke, UK and Philadelphia, US – December 17, 2007– Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ), the global specialty biopharmaceutical company,

Notification of the Exercise of an Option and Sale of Shares by a Person Discharging Managerial Responsibilities.

The Company was notified by Mrs Anita Graham, Executive Vice President, Corporate Business Services and Chief Administrative Officer on 14 December 2007, of the exercise in London on the same day, of an option over 80,128 ordinary 5p shares in the capital of the Company at an exercise price of £5.20.  Mrs Graham chose to use a net settled cashless exercise facility run by the Company which resulted in a total of 42,249 shares being allotted to her.  The option over the remaining 37,879 shares lapsed.

The Company was further notified, by Mrs Graham, on 14 December 2007, of the sale in London on the same day of 42,249 ordinary 5p shares in the capital of the Company at a price of £11.00.

Following this transaction Mrs Graham retains share options and stock appreciation rights over a total of 275,005 ordinary shares in the Company.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.